Exhibit(e)


                                                                   June 29, 2000

RESOLVED that the following provisions shall govern the vesting of stock option and restricted stock awards where the employee terminates employment before fully vesting in the award:

     1) If an employee terminates employment by reason of death or disability, the employee shall vest, upon such termination, in a pro rata fraction of the unvested portion of the award, determined by multiplying (a) the ratio of (i) the number of months the employee was employed from the date of grant to the date of termination to (ii) the total number of months from the date of grant to the date on which the employee would have been fully vested in the award by (b) the total number of unvested shares covered by the award.

     2) Except as provided in paragraph 3, below, if the employee's employment is involuntarily terminated by the Company other than for cause at least one year after the date of grant, the employee shall vest, upon such termination, in a pro rata fraction of the unvested portion of the award, determined by multiplying (a) the ratio of (i) the number of months the employee was employed from the date of grant to the date of termination to (ii) the total number of months from the date of grant to the next date on which the employee would have become vested in an additional portion of the award by (b) the number of unvested shares that were scheduled to become vested on such date.

     3) If an employee continues in employment following receipt of a Notice of Termination of Employment or continues to be classified as an employee (as an Employee Consultant or otherwise) during a period of reduced work responsibilities or during a period specified by a negotiated settlement with the employee, the employee shall continue to vest during such period in accordance with the vesting schedule that applies to the award.

     4) If an optionee, who was at least age 50 with at least 5 but less than 20 years of service on the date of a stock option grant, voluntarily retires at least one year after the date of grant, the optionee shall vest in a pro rata fraction of the unvested portion of the option, determined by multiplying (a) the ratio of (i) the number of months the optionee was employed from the date of grant to the date of retirement to (ii) the total number of months from the date of grant to the next date on which the optionee would have become vested in an additional portion of the option by (b) the portion of the option that was scheduled to become vested on such date; provided that the ratio in clause (a), above, shall not be less than 50%.

     5) If an optionee, who was at least age 50 with at least 20 years of service on the date an option is granted, voluntarily retires, the optionee shall be 100% vested in the option.

     6) The Committee shall apply the provisions in paragraphs 4 and 5, above, to a restricted stock award if the Committee consents to the employee's retirement.
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     7)   If the  employee's  employment is terminated for any reason other than those identified in the preceding paragraphs of this Resolution (such as a termination for cause), the unvested portion of the award shall be immediately forfeited.